UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2006

Excelsior LaSalle Property Fund, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	000-51948 (Commission File Number)	20-1432284 (IRS Employer Identification No.)
225 High Ridge Road Stamford, CT (Address of principal executive offices)	06905 (Zip Code)
(203) 352-4400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Excelsior LaSalle Property Fund, Inc. (the “Fund”) hereby supplements the information appearing under the heading “Item 1A. Risk Factors” in its Registration Statement on Form 10 filed with the SEC on July 28, 2006 to add the risk factor below.

The Fund may incur significant re-tenanting costs and may report equity losses from unconsolidated affiliates related to its investment in Legacy Village, which would have a negative impact on Net Asset Value.

During August 2005, Expo Design Center closed its Legacy Village store as part of a broader corporate decision to close 15 stores across the country. Notwithstanding the store closure, Home Depot, Inc., the parent company of Expo Design Center, is obligated to pay full rent through 2044.

The store closure triggered co-tenancy provisions in the leases of three tenants at Legacy Village. These co-tenancy provisions primarily provide that if certain anchor tenants are not open for business or certain square footage occupancy thresholds are not met, these three tenants have the right to pay reduced rent during the time the co-tenancy provisions are not met and/or to terminate their leases after certain periods of time.

During September 2006, another anchor tenant of the property gave notice of its intent to terminate its lease effective November 2006 as a result of the co-tenancy provisions triggered by the Expo Design Center store closure. Subsequent to this termination, the tenant has agreed to continue operating its store, paying reduced rent and will not close prior to the end of January 2007. Further, the tenant has agreed to enter into negotiations for a longer term solution that would allow it to continue operations at the property. The Fund may or may not be successful in those negotiations. The closing of this anchor tenant, if it occurs, would trigger co-tenancy provisions with a significant number of additional tenants at Legacy Village. If this occurs, these tenants may gain the right to pay reduced rent during the time the co-tenancy provisions are not met including the right to terminate their leases early if the co-tenancy provisions are not satisfied within a specified timeframe, generally nine to 18 months from the date this anchor tenant ceases operations at Legacy Village.

The co-tenancy provisions impact approximately 35% of the leasable square footage at Legacy Village. The co-tenancy provisions resulted in a decrease in rental revenue of $311,000 in 2005. We estimate the potential loss in rental revenue to be up to $815,000 for 2006 and up to $2,825,000 for 2007. The Fund may report losses from its investment in Legacy Village during 2006 and 2007, as compared to income of approximately $272,000 and $32,000 for 2005 and the six months ended June 30, 2006, respectively.

The Fund may incur significant costs related to re-tenanting the anchor tenants space and could incur even greater re-tenanting costs should occupancy at Legacy Village not increase, allowing the other tenants with co-tenancy provisions to elect to terminate their leases early.

The Fund expects that if the tenants with co-tenancy provisions elect to terminate their leases, the impact of the decreased rental revenue and re-tenanting costs would have a negative impact on Net Asset Value.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Excelsior LaSalle Property Fund, Inc.
By:	/s/ Lee A. Gardella
Lee A. Gardella
President and Co-Chief Executive Officer

Date:	October 16, 2006